CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A6 of our report dated August 22, 2019, relating to the financial statements of Entranet, Inc., as of December 31, 2018 and 2017 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

August 22, 2019